FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports First Quarter 2020 Results

(April 13, 2020) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the first quarter of 2020 of $2,165,000, a $438,000, or 16.8% decrease, from the $2,603,000 earned during the first quarter of 2019. Basic and diluted earnings per share for the first quarter of 2020 were $0.38 compared to $0.46 for the same period in 2019.

The decline in net income can be primarily attributed to an increase in operating expenses driven by higher salaries and benefits, higher other operating expenses, as well as higher provision for loan losses. In total, operating expenses increased by $828,000, or 10.1%, for the first quarter of 2020 compared to the prior year. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $508,000, or 9.8%, for the three months ended March 31, 2020, compared to the same period in 2019. Salary costs increased $396,000, or 10.6%, primarily due to a $208,000 performance bonus paid in the first quarter of 2020, with no similar performance bonus paid in the prior year’s period. Benefit costs increased by $112,000, or 7.7%, for the three months ended March 31, 2020, primarily due to an increase in health insurance costs. Other operating expenses increased by $356,000, or 16.4%, for the three months ended March 31, 2020, driven higher primarily by increases in other outside services, higher fraud losses, and an increase in the provision for off balance sheet credit losses.

The Corporation’s net interest income (NII) increased by $233,000, or 2.6%, for the three months ended March 31, 2020, compared to the same period in 2019. The increase in NII primarily resulted from an increase in interest and fees on loans of $429,000, or 5.3%, for the three months ended March 31, 2020, compared to the same period in 2019. This increase was partially offset by a decrease in interest income on securities of $135,000, or 7.0%, for the three months ended March 31, 2020, compared to the same period in 2019.

The Corporation recorded a provision for the allowance for loan losses of $350,000 in the first quarter of 2020, compared to provision expense of $180,000 for the first quarter of 2019. The higher provision was primarily caused by increasing the qualitative factors across industry lines to various degrees as a result of the impact from COVID-19. A qualitative factor was increased for business loans specifically related to the special federal governmental lending programs developed as a result of COVID-19. The allowance as a percentage of total loans was 1.28% as of March 31, 2020 and 1.25% as of March 31, 2019.

Gains on the sale of securities for the three months ended March 31, 2020, were $52,000, compared to $98,000 for the three months ended March 31, 2019. While gains on the sale of debt securities were higher by $201,000 for the year-to-date period ended March 31, 2020, unrealized losses on equity securities increased by $247,000 due to the economic environment, resulting in the decline in total gains on securities for the three months ended March, 31, 2020.

Gains on the sale of mortgages increased by $192,000, or 55.0%, for the three months ended March 31, 2020, compared to the prior year’s period. Mortgage production was higher in 2020 compared to 2019, resulting in higher gains driven by the very low interest rate environment. This low rate environment did cause a decrease of $136,000 in net mortgage servicing income as a result of much higher amortization on existing mortgage servicing assets. This amount is reflected in other income on the Corporation’s statements of income.

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ENB FINANCIAL CORP

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the first quarter of 2020 were 0.74% and 7.42%, respectively, compared to 0.97% and 10.22% for the first quarter of 2019.

As of March 31, 2020, the Corporation had total assets of $1.18 billion, up 5.9%; total stockholders’ equity of $116.5 million, up 9.0%; total deposits of $982.9 million, up 5.7%; and total loans of $764.1 million, up 7.6%, from the balances as of March 31, 2019.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	March 31,		%
Balance Sheet	2020	2019	Change

Securities	$327,208	$297,267	10.1%
Total loans	764,120	710,135	7.6%
Allowance for loan losses	9,803	8,886	10.3%
Total assets	1,177,996	1,112,198	5.9%
Deposits	982,852	929,801	5.7%
Total borrowings	75,031	72,478	3.5%
Stockholders' equity	116,506	106,858	9.0%

	Three Months Ended
Income Statement	March 31,
	2020	2019

Net interest income	$9,216	$8,983
Provision for loan losses	350	180
Noninterest income	2,767	2,544
Noninterest expense	9,110	8,282
Income before taxes	2,523	3,065
Provision for income taxes	358	462
Net Income	2,165	2,603

Per Share Data
Earnings per share	0.38	0.46
Dividends per share	0.16	0.15

Earnings Ratios
Returning on average assets (ROA)	0.74%	0.97%
Return on average stockholders equity (ROE)	7.42%	10.22%
Net Interest margin	3.41%	3.59%
Efficency ratio	75.31%	71.20%

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